Exhibit 10.02

Via Hand Delivery
12061 Bluemont Way
Reston, VA 20190
t: 703-948-3200
June 18, 2012
VerisignInc.com
Mr. George E. Kilguss, III
3321 Grant Valley Road
Atlanta, GA 30305

Re:         Separation Package

Dear George,
I write to confirm the agreement between you and VeriSign, Inc. (“Verisign” or the “Company”) concerning a possible separation package if the Company terminates your employment without cause prior to January 1, 2013. The remainder of this letter will confirm the terms and conditions of our agreement (the “Agreement”), which has been approved by the Compensation Committee of the Board of Directors.
1.Overview. The purpose of this Agreement is to provide you with a separation payment and benefits in the event your employment is Terminated by the Company Without Cause (as defined below) prior to January 1, 2013. Such payment and benefits are contingent upon your full satisfaction of the conditions precedent outlined in Section 4. Unless otherwise defined in this Agreement, all capitalized terms shall have the meanings set forth in Section 5.
2.At-Will Acknowledgment. You acknowledge that your employment with Verisign will be “at-will,” which means that the employment relationship can be terminated at any time and for any reason by either you or Verisign with or without notice. Nothing in this Agreement is intended to alter or otherwise modify the at-will relationship.
3.Termination by the Company Without Cause. In the event your employment is Terminated by the Company Without Cause prior to January 1, 2013, you will be entitled to receive any earned but unpaid Base Salary and any accrued but unused paid time off under Verisign’s policies through and including your Termination Date. In addition, and subject to satisfaction of the conditions precedent outlined in Section 4, you will also be eligible to receive the following payment and benefits, which collectively shall be referred to as the “Separation Package”:

a.
a lump-sum cash payment in a gross amount equal to: (i) your pro-rata Base Salary for the period starting on the first day after your Termination Date and ending on June 30, 2013; plus (ii) a bonus equal to 60% of your Base Salary. This cash payment will be subject to all applicable withholdings and deductions and will be payable within thirty (30) days after the expiration of the revocation period set forth in the Release Agreement (as defined below) or March 15, 2013, whichever is earlier; provided, however, that you timely signed and returned the Release Agreement and did not revoke your acceptance; and

b.
accelerated vesting of 25% of the time-vested restricted stock unit award and 25% of the performance-based restricted stock unit award (assuming target achievement of performance measures), to be granted to you effective upon commencement of your employment with the Company as outlined in your offer letter dated April 13, 2012.

The above Separation Package is in lieu of, and not in addition to, any annual or other bonus, separation pay or benefits, equity issue, or any further remuneration under any plan, program, policy, and/or practice of the Company (other than any vested benefit which you may have under any retirement plan of the Company). You understand and agree that any remaining continuation and/or conversion rights that you may have to health or other insurance benefits will be as provided by the terms and conditions of those plans and applicable law.
4.Conditions Precedent. Notwithstanding any other provision in this Agreement to the contrary, you agree that any obligation of the Company to provide you any of the Separation Package is expressly conditioned upon your full satisfaction of the below conditions precedent:

a.
your timely execution and non-revocation of a separation agreement and general release that, among other things, releases all claims arising out of or relating to your employment and the termination of your employment and contains non-competition, covenant not to sue, non-disparagement, and confidentiality provisions (the “Release Agreement”). Such Release Agreement, which shall be made in a form satisfactory to the Company, will be provided to you on or within seven (7) days after your Termination Date; and

b.
your timely execution of an amendment to the equity award agreements under which your restricted stock units were granted to allow for the above equity acceleration in the form provided by Verisign. Such amendment must be executed and returned on or before your Termination Date.

You agree that you will not be entitled to receive any of the Separation Package, and no severance will be paid or restricted stock units accelerated, unless and until the above conditions precedent are satisfied and any applicable revocation period has expired without you revoking your acceptance. If you fail to comply with all of the terms and conditions of the Release Agreement, you will not be entitled to the Separation Package.
In addition, and notwithstanding anything herein to the contrary, you understand and agree that Verisign is not obligated to provide you with the Release Agreement and/or the Separation Package if: you engage in any type of misconduct, violate any Verisign policy, or disrupt Verisign’s operations after you receive notice (if any) that your employment is being Terminated by the Company Without Cause; the Company otherwise decides to terminate your employment for Cause before your Termination Date; or your employment does not end on the Termination Date as anticipated for any reason, such as the Company decides to retain your services.
5.Definitions.
a.    “Base Salary” means your annual base salary as of your Termination Date.
b.    “Cause” means: (a) your negligence or willful disregard of duties; (b) theft, embezzlement, fraud, or dishonesty; (c) insubordination, willful disobedience or misconduct, breach of fiduciary duty, or violation of any of Verisign’s rules, policies, practices, or lawful instructions or orders; (d) any violation of any law, rule, or regulation applicable to the Company; (e) conviction of a felony, plea of guilty or nolo contendere to a felony charge, or any criminal act involving financial activity, fraud, dishonesty, breach of fiduciary duty, misappropriation, or moral turpitude; and/or (f) any other conduct that would constitute cause under applicable law in addition to the specified causes stated above.

c.    “Disability” for purposes of this Agreement only means that, due to a physical or mental impairment, you are substantially unable to perform the essential functions of your position with or without a reasonable accommodation for a period of either 180 days, which need not be consecutive, in any 12-month period or based upon the written certification by a licensed physician of the likely continuation of such impairment for such period.
d.    “Termination Date” means the effective date of any termination of your employment with Verisign.
e.    “Terminated by the Company Without Cause” means any termination of your employment by the Company prior to January 1, 2013 that: (i) is not for Cause; and (ii) is not due to your death or Disability; and (iii) does not qualify as a “Termination Upon Change-in-Control” as defined in any applicable Change-In-Control and Retention Agreement signed by you and the Company.
6.Integrated Agreement. This Agreement, once accepted by you and returned to me, will constitute the entire agreement between you and Verisign concerning the Separation Package and will supersede any prior or contemporaneous agreements, promises, representations, or understandings, whether written or verbal, or express or implied, with respect to the matters discussed herein. This Agreement may not be modified in any material respect absent a writing signed by you and an authorized representative of Verisign.
To accept this Agreement, please sign below, return it to Brian Mann in Human Resources by June 27, 2012, and keep a copy for your records.

Very truly yours,

VERISIGN, INC.		ACCEPTED:
BY:	/S/ D. JAMES BIDZOS	/S/ GEORGE E. KILGUSS, III
	D. James Bidzos	George E. Kilguss, III
	Executive Chairman, President & CEO	Date: 6-28-12

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